Exhibit 10.2
MANAGEMENT AGREEMENT
     THIS MANAGEMENT AGREEMENT (the “Agreement”) is made as of the _________ day of                     , 2005 by and between Ensource Energy Partners LP, a Delaware limited partnership (“EEP”), and Ensource Energy Company LLC, a Delaware limited liability company (“Manager”).
R E C I T A L S:
     WHEREAS, subject to the terms hereof, EEP desires to engage Manager, and Manager desires to be engaged, to (i) manage EEP’s assets and Business, (ii) provide or cause to be provided the reports and other information described herein relating EEP’s assets and Business, and (iii) provide the other services described herein.
     NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (each, a “Party” and together, the “Parties”) agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Section 1.1 or otherwise throughout this Agreement regardless of whether such terms appear before or after the place where they are defined.
     “Agreement” means this Agreement, as it may be amended from time to time.
     “Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, (d) any officer, director, member or partner of, or any Person related by blood or marriage to, another Person or any Person described in subsection (a), (b) or (c) of this paragraph. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Annual Budget” shall have the meaning provided in Section 2.1(f)(i).
     “Board” means the Board of Directors of EEP.
     “Business” means the operation of EEP’s business, including acting as the general partner of the Fund and the sole member of Ensource Reserves Management LLC, in each case as now or hereafter conducted.

     “Business Day” means any day that is not a Saturday, Sunday or day on which banks are authorized by law to close in the State of Texas.
     “Confidential Information” means all information furnished to Manager or its representatives by or on behalf of EEP or the Fund or created or developed by Manager or its representatives relating to the Business or assets of EEP or the Fund (irrespective of the form of communication and whether such information is furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Manager or its representatives containing or based in whole or in part on any such furnished information.
     “EEP” means Ensource Energy Partners, LP, a Delaware limited partnership.
     “Exchange Offer” shall have the meaning provided in the LP Agreement.
     “Fiscal Year” means the fiscal year of EEP for US GAAP purposes.
     “Fund” means Ensource Energy Income Fund, LP, a Delaware limited partnership.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “LP Agreement” means the Amended and Restated Agreement of Limited Partnership of Ensource Energy Partners, LP dated as of                     , 2005, as amended from time to time.
     “Manager” has the meaning set forth in the above preamble.
     “Management Fee” means the sum of $50,000 payable to Manager pursuant to the terms and conditions of this Agreement.
     “Material Decisions” has the meaning provided in Section 3.2.
     “NGT” shall have the meaning provided in the LP Agreement.
     “Permits” means licenses, permits, variances, exemptions, orders, franchises, approvals and other authorizations of or from any Governmental Authority.
     “Person” means any individual, corporation, partnership, business trust, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Proceedings” means all proceedings, actions, claims, suits and notices of investigations by or before any arbitrator or Governmental Authority.

     “Reserves” means Ensource Reserves Management LLC, a Delaware limited liability company.
     “Services” means the services and items provided (or to be provided) by Manager pursuant to this Agreement.
     “Taxes” means any and all foreign, federal, state, local and municipal taxes, including ad valorem, property, gross receipts, sales, use, excise, transaction, import duties and charges, customs broker fees and other costs of importation, non-U.S. value-added taxes, other non-U.S. taxes or charges, or increases in any of the foregoing, now existing or otherwise applicable, on any item or service that is the subject of this Agreement, other than taxes (whether foreign, federal, state, local or municipal) based on net income, net worth, capital or profit.
     “Third Party” means any Person other than Manager or EEP or any of their respective Affiliates.
     “US GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).
     1.2 Other Definitions. Any capitalized term used but not defined herein shall have the meaning given the term in the LP Agreement. Words not otherwise defined herein (or by reference to the LP Agreement) that have well-known and generally accepted technical or trade meanings in the oil and gas industry are used herein in accordance with such recognized meanings.
     1.3 Construction. As used in this Agreement, unless expressly stated otherwise, references to “includes” and its derivatives mean “includes, but is not limited to,” and corresponding derivative expressions. Unless otherwise specified, all references in this Agreement to “Sections” and “Exhibits” are references to the corresponding sections in and exhibits attached to this Agreement; all such exhibits are incorporated herein by reference.
ARTICLE II
MANAGER SERVICES
     2.1 Services to be provided by Manager. For and in consideration of the Management Fee and other consideration as set forth herein, Manager shall perform all management and administrative services as may be required by EEP for the reasonable conduct of the Business as hereafter conducted, including the services listed in Section 2.1(a) — (g). Manager shall cause all Third Party service providers and employees to be retained and hired, as applicable, directly by EEP, it being understood that any such Third Party or employee shall not have a contractual or employment relationship with Manager.
          (a) General Administration and Management. Manager will provide, or subject to Board approval will contract with Third Parties on EEP’s behalf to provide, in accordance with the Annual Budget approved by the Board (or other express authorization(s) of the Board): (i) management and contract administration services in connection with the administration of EEP, including in its role as general partner of the Fund, (ii) contract administration services regarding contracts and agreements of EEP, and management supervision of contractors and vendors of EEP, relating to the operation of the Business, (iii) management services comprised of reviewing, approving and paying authorized expenditures and all costs associated with operating the Business, and (iv) management of the personnel needs, and administration of any employment and consulting contracts, for any employees and consultants of EEP or the Fund.
          (b) Accounting Services. Manager shall provide or, subject to Board approval will contract with a Third Party on EEP’s behalf to provide, financial, revenue and expense accounting services relating to the Business (collectively, “Accounting Services”), including the following:
     (i) On or before 45 days after the end of every calendar month, Manager shall prepare a settlement statement for EEP indicating all cash, checks or other proceeds received and expenses during the previous calendar month. All remittances shall be deposited into, and all expenses shall be paid from, the appropriate bank accounts of EEP, as such bank accounts may be designated by EEP from time to time.
     (ii) Manager shall prepare and timely file on behalf of EEP and the Fund applicable reporting and filing requirements of Governmental Authorities;
     (iii) Manager shall perform expenditure accounting functions, including arranging EEP’s timely payment of invoices;
     (iv) Within 45 days after the end of each month, Manager shall prepare a hedging report showing the Fund’s hedging positions as of the last day of such month, and forecasting the projected amount of production that is hedged for the one-year period following the date of such report; and
     (v) To the extent EEP or the Fund hires any employees, Manager shall timely perform, or cause to be performed, all payroll and employment benefit requirements with respect to any of EEP’s or the Fund’s employees.
          (c) Risk Management. Manager shall arrange insurance coverage for the benefit of EEP and the Fund in accordance with EEP’s risk management policies as established from time to time by the Board or as required by EEP’s or the Fund’s contractual obligations.
          (d) Purchasing. Manager shall arrange for the procurement of equipment, supplies and other goods and services reasonably necessary for the efficient day to day operation of the Business.
          (e) Compliance. Manager shall provide or, subject to Board approval arrange to be provided, services relating to regulatory compliance, including arranging the application for, maintenance of and compliance with all required Permits with respect to the Business; preparation and filing of all applications, reports, notices and other regulatory filings or reports required by any Governmental Authority; and participation in hearings and other administrative Proceedings on behalf of EEP.

          (f) Reporting to EEP. Manager shall prepare and submit or, subject to Board approval arrange to be provided, to the Board the following information and reports:
     (i) Annual Budget and Operating Plan. On or before each December 15th during the term of this Agreement with respect to the next, entire Fiscal Year (e.g., on or before December 15, 2005, with respect to the next entire Fiscal Year commencing on January 1, 2006), Manager will prepare for the consideration and adoption of the Board a proposed annual operating budget, and shall from time to time propose such amendments thereof as the Manager deems necessary and appropriate (collectively, the “Annual Budget”). Such Annual Budget shall set forth on a monthly basis the estimated receipts and expenditures of EEP in sufficient detail to provide an estimate of net income, taxable income, cash flow and other financial requirements of EEP for such year. The general and administrative expense estimates of such Annual Budget will be provided separately and broken out in detail in line item format. Each Annual Budget shall also include such other information or other matters reasonably necessary in order to enable the Board to make an informed decision with respect to approval of such Annual Budget. Following any fiscal quarter, the Manager may propose changes to any Annual Budget (or any line item therein) previously submitted to the Board, and the Board will consider any such proposed changes at the its next scheduled meeting.
     (ii) Quarterly Financial Statements. Within 30 days after the end of each fiscal quarter, Manager will provide the Board with a balance sheet, income statement and cash statement for the current month and year-to-date for EEP setting forth the actual results for the periods presented together with a comparison to the respective amounts in the Annual Budget approved by the Board. Except as the Manager and the Board may otherwise agree, such financial statements shall be prepared in accordance with US GAAP other than footnotes and subject to year-end audit adjustments, shall contain a detailed narrative description of variances to the Annual Budget approved by the Board, and shall be certified by Manager’s President to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of EEP.
     (iii) Audited Financial Statements. Manager will cause to be prepared and will furnish to the Board within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2005), an audited balance sheet, audited income statement and audited statement of cash flows, all prepared in accordance with US GAAP, together with an audit opinion from a nationally recognized accounting firm that is unqualified; and such report and opinion shall also include, on an audited basis a statement of changes in the limited partners’ equity in EEP, all certified by Manager’s President to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of EEP.

     (iv) Forecasted Distributions. Within 45 days after the end of each fiscal quarter, Manager will furnish a forecast of the cash distributions payable by the Fund to EEP in respect of any common or subordinated units EEP may hold and the incentive distribution rights payable to EEP as the general partner of the Fund, in each case for the remainder of the Fiscal Year.
     (v) Income Tax Returns. The Manager shall prepare accurate federal and required state income tax returns to be filed by EEP within 75 days after the end of a Fiscal Year. Contemporaneously with filing by EEP, Manager shall distribute copies of such returns and Schedule K-1 (or similar state schedule) to the partners of EEP.
     (vi) Other reports. The Manager shall provide the Board with copies of (i) all material reports delivered to EEP and (ii) all material information related to any pending or, to the knowledge of Manager, threatened Proceedings, insurance or required permits, together with such other reports and information relating to the Business or the Services as the Board may reasonably request, to the extent such information is in the possession of Manager or can be readily obtained by Manager without undue effort or unreimbursed expense.
     (vii) Meetings. At each meeting of the Board, Manager will provide information relevant to (a) any Material Decision, together with Manager’s recommendation with respect thereto and reasons therefor, and a summary of actions taken pursuant to Material Decisions since the preceding meeting of the Board, (b) any material Proceedings that are pending or, to the knowledge of Manager, threatened against EEP in connection with the Business and (c) any other material developments with respect to the Business.
          (g) Maintenance of Books and Records. Manager shall maintain the books and records of EEP and the Fund. Manager agrees to retain all such books and records in accordance with all reasonable records retention policies that may from time to time be adopted by EEP.
     2.2 Affect on the LP Agreement. Nothing in this Agreement shall be deemed to modify the LP Agreement, affect any of EEP’s obligations under the LP Agreement, or affect the standard to which EEP is held in performing its obligations under the LP Agreement. In connection with the performance of this Agreement, Manager shall not take any action that would be prohibited or would otherwise require the approval of the Board under the LP Agreement. Manager shall not sell all or substantially all of the EEP’s assets, either in a single transaction or series of transactions, or initiate a winding-up of the Business without approval of the Board.
     2.3 EEP Information. It is contemplated that during the term of this Agreement, (a) EEP will be required to provide certain notices, information and data necessary for Manager to perform the Services and its obligations under this Agreement, and (b) one or more of the officers or individual members of Manager would also be an officer of EEP or a member of the Board, and would be involved in collecting or providing to Manager certain notices, information and data necessary for Manager to perform the Services and its obligations under this Agreement. However, if there is a time during the term of this Agreement when none of the officers or individual members of Manager are officers of EEP, or a member of the Board, then, for such period, Manager shall be permitted to rely on any information or data provided by EEP to Manager in connection with the performance of its duties and provision of Services under this Agreement, except to the extent that Manager has actual knowledge that such information or data is inaccurate or incomplete.
ARTICLE III
MATTERS RESERVED TO COMPANY
     3.1 Execution of Contracts. Manager is an independent contractor of EEP. Manager is authorized hereunder to execute contracts, assignments, certificates, applications, authorizations, regulatory filings or any other documents or instruments in EEP’s name as provided herein.
     3.2 Further Restrictions. Manager shall not undertake any of the following actions (each a “Material Decision”) with respect to the Business without the prior approval of the Board:
          (a) Entering into any contract, or incurring any other expense or liability (i) with a term of greater than 36 months that is not included in, and even if within the Annual Budget approved by the Board within the economic parameters so reflected in, such Annual Budget or other express authority granted Manager by the Board, or (ii) involves the incurrence of an obligation or liability by (or for the expense of) EEP or the Fund in excess of, individually, $1,000,000, or, in the aggregate, $5,000,000, unless permitted in the LP Agreement (and such $5,000,000 amount shall be in the aggregate, taking into account all other contracts, expenses or liabilities not otherwise expressly approved by the Board or in the Annual Budget approved by the Board). Any expenses or liabilities incurred by Manager in violation of this Agreement shall be incurred at Manager’s sole risk and liability.
          (b) Any other actions or restrictions identified or imposed, from time to time, by the Board.
ARTICLE IV
STANDARD OF CARE
     4.1 Standard of Care. Manager shall perform the Services in a good, safe and workmanlike manner, with due diligence and dispatch, in accordance with good business practice and in compliance with applicable laws, regulations, contracts, leases, orders, security instruments and other agreements to which EEP or the Fund is a party or by which EEP or the Fund or any of their respective assets are bound.
     4.2 Procurement of Goods and Services. To the extent that Manager is permitted to arrange for contracts with Third Parties for goods and services in connection with the operation of the Business, Manager shall use commercially reasonable efforts (i) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished; and (ii) to obtain from such Third Parties such customary best warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.

     4.3 Protection from Liens. Manager shall not permit any liens, encumbrances or charges upon any of the assets of EEP or the Fund arising from the provision of Services or materials under this Agreement except as approved, or consented to, by the Board.
     4.4 Commingling of Assets. Manager shall separately maintain and not commingle the assets of EEP, the Fund, Manager, or any other person.
     4.5 Insurance. Manager shall obtain and maintain during the term of this Agreement, from insurers who are reliable and acceptable to EEP and authorized to do business in the state or states or jurisdictions in which Services are to be performed by Manager, insurance coverages in the types and minimum limits set forth on Exhibit A attached hereto. Manager agrees to provide the Board with certificates of insurance evidencing such insurance coverage and, upon request of the Board, shall furnish copies of such policies. Except with respect to workers’ compensation coverage, the policies shall name EEP as an additional insured and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against EEP. The policies shall provide that they will not be cancelled or reduced without giving EEP at least 30 days’ prior written notice of such cancellation or reduction.
     4.6 Intellectual Property Rights. If Manager uses intellectual property owned by Third Parties in the performance of the Services, Manager shall obtain and maintain any such licenses and authorizations necessary to authorize its use of such intellectual property in connection with the Services.
ARTICLE V
MANAGER’S COMPENSATION; CONTINUING OBLIGATIONS
     5.1 Management Fee; Continuing Obligations. On the first Business Day of each calendar month following each calendar month during the term hereof commencing on the latter of (i) October 1, 2005, or (ii) the acceptance of 51% of the NGT depositary units pursuant to the Exchange Offer contemplated hereunder, EEP shall pay Manager, in cash, the Management Fee as a fee for Services rendered hereunder.
     5.2 Other Expenditures. Manager’s general and administrative costs and similar overhead costs that are incurred by Manager in conformity to the Annual Budget approved by the Board in performing Services hereunder shall be charged to EEP without mark-up, interest or other profit to Manager. Any expenditures not in conformity with the approved Annual Budget shall not be charged to EEP.
     5.3 Cash Advances. On or before the 15th day of each calendar month, Manager may elect to receive a cash advance from EEP to cover the estimated costs of Manager in the following month with respect to the performance of Services. In the event actual expenditures are less than the amount advanced by EEP, Manager shall apply any excess advance to the following month’s estimated expenditures. If the actual expenditures are more than the amount advanced by EEP, Manager shall include (and EEP shall advance) any excess expenses on the following month’s estimated expenditures.
     5.4 Taxes. EEP shall be responsible for all applicable Taxes levied on items, goods or services that are sold, purchased or obtained pursuant to this Agreement, including the Services,

except for Taxes (whether foreign, federal, state, local or municipal taxes) imposed on the net income, net worth, capital or profits of Manager.
ARTICLE VI
INDEMNIFICATION; LIMITATIONS
     6.1 Indemnification by Manager.
          (a) Employees, Agents and Representatives of Manager. Manager hereby agrees to DEFEND, INDEMNIFY AND HOLD HARMLESS EEP and the Fund and their respective officers, managers, partners, members, directors, employees, agents and Affiliates (collectively, the “EEP Indemnitees”) from any and all threatened or actual claims, demands, causes of action, suits, proceedings, losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorneys’ fees and court costs (collectively, “Liabilities”), sustained by, incurred by, arising in favor of or asserted by any Third Parties, employees, agents and representatives of Manager, or any contractors or subcontractors of Manager, in any way relating to the performance of Services hereunder (including any claims for personal injury, property loss or damage, bodily injury, illness or death).
          (b) Manager’s own Property. Manager hereby agrees to RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS each member of EEP Indemnitees from any and all Liabilities sustained or incurred by Manager with respect to any damage to or loss of Manager’s property, whether real, personal or mixed property, in any way relating to the performance of Services hereunder.
     6.2 Negligence; Strict Liability. THE RELEASE, DEFENSE AND INDEMNITY OBLIGATIONS IN SECTION 6.1 SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL IN NO WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH RELEASE, DEFENSE AND INDEMNITY OBLIGATIONS EXPRESSLY RELATING TO GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR BREACH OF THIS AGREEMENT. BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE ‘EXPRESS NEGLIGENCE RULE’ TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS SECTION HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANOTHER PARTY.
     6.3 Survival. The provisions of this Article VI shall survive the termination of this Agreement.

ARTICLE VII
CONFIDENTIALITY
     Manager shall maintain the confidentiality of all Confidential Information with respect to EEP, the Fund and the Business; provided, however, that Manager may disclose such Confidential Information (i) in any judicial or alternative dispute resolution Proceeding to resolve disputes between EEP and Manager arising hereunder; (ii) to the extent disclosure is legally required under applicable laws (including applicable securities and tax laws) or any agreement to which EEP is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution Proceeding, Manager shall, if requested by the Board, seek a protective order or other relief to prevent or reduce the scope of such disclosure; (iii) to EEP’s or the Fund’s existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom EEP or the Fund may enter into contractual relationships, to the extent deemed by Manager to be reasonably necessary or desirable to enable it to perform the Services; provided, however, that Manager shall require such Third Parties to agree to maintain the confidentiality of the Confidential Information so disclosed; and (iv) if authorized by the Board. Manager acknowledges that the Confidential Information is being furnished to Manager for the sole and exclusive purpose of enabling it to perform the Services, and the Confidential Information may not be used by it for any other purpose. The provisions of this Article VII shall survive the termination of this Agreement.
ARTICLE VIII
TERM AND TERMINATION
     8.1 Term.
          (a) Unless sooner terminated in accordance with the provisions of Section 8.1(b), this Agreement shall remain in force and effect for an initial term ending on December 31, 2010 (the “Initial Term”), and shall continue on a year-to-year basis after that unless terminated by either Party by written notice delivered to the other Party at least 60 days prior to the end of the Initial Term or any such year, as the case may be, provided however, that if less than 51% of the depository units of NGT accept the Exchange Offer, this Agreement shall terminate on the expiration of the Exchange Offer.
          (b) Notwithstanding anything stated herein to the contrary, this Agreement may be terminated at any time prior to the expiration of the Initial Term, or, as the case may be, prior to the expiration of any applicable annual term thereafter, upon any of the following:
     (i) upon mutual agreement of the Parties; or
     (ii) By EEP at its election upon the occurrence of any of the following:
     (A) Manager’s negligence or willful misconduct in the performance of the Services; or
     (B) Manager’s material breach of this Agreement, if such (I)breach is not remedied within 30 days after Manager’s receipt of EEP’s written notice thereof, or such longer period as is reasonably required to cure such breach, provided that Manager commences to cure such breach within such 30-day period and proceeds with due diligence to cure such breach and (II) such breach is continuing at the time notice of termination is delivered to Manager; or
     (C) the charging of Manager or any chairman, vice-chairman, president, chief executive officer, chief operating officer, chief financial officer, senior vice president or other senior executive officer of Manager of any felony; or
     (D) Manager’s undertaking of material activities with respect to the Business that are not authorized by the Board or Manager’s disregard of the Board’s lawful written instructions which undertaking or disregard continues unabated for 5 business days after Manager’s receipt of written notice thereof from the Board and is continuing at the time notice of termination is delivered to Manager; or
     (E) the sale of all or substantially all of the assets of EEP, either in a single transaction or series of transactions, or a winding-up of the Business; or
     (F) if cash distributions paid by the Fund to both common and any subordinated unitholders are less than $0.50 per unit per calendar quarter for 6 successive calendar quarters (subject to appropriate adjustment for any split, combination or similar transaction in respect of the common or subordinated units); or
     (G) at any time after the date that is six (6) months after the completion of the Exchange Offer, the Board determines, by a vote of not less than four-fifths of its members, that Manager is not adequately performing any aspect of the Services; or
     (H) if Manager, any member of Manager, any Affiliate of the Manager or any such member, including for such purpose any family member of a member of the Manager, collectively cease to own the maximum amount ownership interests in EEP that are ever collectively owned by such person; or
     (I) a change of greater than 50% of the voting control of Manager (whether by sale, acquisition, voting agreement or otherwise) as such voting control exists as of the date hereof, or a change by greater than 30% to the rights to receive distributions from Manager as such rights exist as of the date hereof, provided, however, that for the purposes of determining the right to receive distributions hereunder, any transfer by a member of the Manager as of the date hereof to any Affiliate of such member or any family member of such member will be ignore; or

     (J) Manager ceases to be the general partner of EEP; or
     (iii) By Manager at its election upon:
     (A) EEP’s material breach of this Agreement, if (I) such breach is not remedied within 60 days after the Board’s receipt of Manager’s written notice thereof, or such longer period as is reasonably required to cure such breach, provided that EEP commences to cure such breach within such 60-day period and proceeds with due diligence to cure such breach and (II) such breach is continuing at the time notice of termination is delivered to EEP; or
     (B) Manager ceasing to own any ownership interests in EEP.
          (c) If this Agreement is terminated pursuant to Section 8.1(b)(ii)(G) prior to the second anniversary of the date the first Management Fee is paid, upon the execution and delivery of a comprehensive release (including an indemnification) by Manager and its principals in favor of EEP, Reserves and the Fund, and their limited partners, Manager shall be entitled to a severance payment equal to (i) one year’s Management Fees, plus (ii) an amount equal to the fees earned as the general partner of EEP (other than the Management Fees or amounts earned from Ensource Energy Company, LLC) for the 12 month period (annualized if the termination occurs before 12 months have passed) immediately prior to the termination of the Agreement.
          (d) If this Agreement is terminated pursuant to Section 8.1(b)(ii)(G) after to the second anniversary of the date the first Management Fee is paid, upon the execution and delivery of a comprehensive release (including an indemnification) by Manager and its principals in favor of EEP, Reserves and the Fund, and their limited partners, Manager shall be entitled to a severance payment equal to (i) two year’s Management Fees, plus (ii) an amount equal to the fees earned as the general partner of EEP (other than the Management Fees or amounts earned from Ensource Energy Company, LLC) for the 24 month period (annualized if the termination occurs before 24 months have passed) immediately prior to the termination of the Agreement.
     8.2 Post-Termination Transition. Upon termination of this Agreement, Manager will:
          (a) provide to a successor Manager designated by EEP all original files and records in Manager’s possession or under Manager’s control relating to the Services rendered by Manager hereunder, and all records of Third Party service providers and employees;
          (b) to the extent assignable, assign to EEP or its designee all permits, licenses, contracts and other rights related to EEP or the Fund, if any, held by Manager on behalf of EEP or the Fund that EEP deems necessary or desirable;
          (c) cooperate with EEP’s transfer of the management of the Business and execute such instruments and take such further action as EEP may reasonably request to transfer the same; and
          (d) at EEP’s request, provide transition services for up to 90 days after termination of this Agreement in order to facilitate the transfer of operations of the Business to a new operator designated by EEP; provided, however, that during such transition period, EEP shall continue to pay Manager the Management Fee, prorated to the number of days of transition services provided by Manager and continue to reimburse Manager, as provided in Section 5.3, for costs and expenses incurred by Manager in connection with transition services;
          (e) refrain in any way from soliciting any Third Party or employee to cease providing Services to EEP or otherwise interfere with EEP’s relationship with such Third Party or employee; and
          (f) to the extent that any provider of Services to EEP has a direct contractual relationship with Manager, Manager shall, at no cost to EEO, use its best efforts to transfer such relationship to EEP if so requested by EEP.
ARTICLE IX
AUDIT RIGHTS AND DISPUTE RESOLUTION
     9.1 Audit Rights. At any time during the term of this Agreement, the Board shall have the right to review and, at EEP’s expense, to copy the books and records maintained by Manager relating to the Business. In addition, to the extent necessary to verify the performance by Manager of its obligations under this Agreement, the Board shall have the right, at EEP’s expense, to audit, examine and make copies of or extracts from the books and records of Manager (the “Audit Right”). The Board may exercise the Audit Right through such auditors as the Board may determine in its sole discretion. The Board shall (i) exercise the Audit Right only upon reasonable notice to Manager (which notice could be as short as one business day) and (ii) use reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to Manager.
     9.2 Dispute Resolution. The Parties shall use the dispute resolution procedures set forth in Exhibit B to resolve in good faith any dispute, controversy or claim related to this Agreement, including any dispute over the payment of indemnification pursuant to the provisions of Article VI.
ARTICLE X
MISCELLANEOUS PROVISIONS
     10.1 Notices. All notices or advices required or permitted to be given by or pursuant to this Agreement, shall be given in writing. All such notices and advices shall be (i) delivered personally, (ii) delivered by facsimile or delivered by U.S. registered or certified mail, return receipt requested mail, or (iii) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given (i) on the date of delivery if delivered personally or by facsimile, (ii) on the third Business Day following the date of mailing if mailed by U.S. registered or certified mail, return receipt requested, or (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Agreement shall be given as follows:

     If to EEP:
Ensource Energy Partners LP
7500 San Felipe, Suite 440
Houston, Texas 77063
Telephone: 713-659-1794
Fax: 713-659-1799
     If to Manager:
Ensource Energy Company LLC
7500 San Felipe, Suite 440
Houston, Texas 77063
Attn: President
Telephone: 713-659-1794
Fax: 713-659-1799
or to such other address as the party may have furnished to the other parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.
     10.2 Governing Law. This Agreement shall be subject to, and interpreted by and in accordance with, the laws (excluding conflict of law provisions) of the State of Delaware.
     10.3 Attorneys’ Fees and Expenses. In any action brought by a Party to enforce the obligations of the other Party, the prevailing Party shall be entitled to collect from the opposing Party to such action such Party’s reasonable litigation costs and attorneys’ fees and expenses (including court costs, reasonable fees of accountants and experts and other expenses incidental to the litigation).
     10.4 Entire Agreement. This Agreement is the entire Agreement of the Parties respecting the subject matter hereof. There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof, and this Agreement supersedes and replaces any such prior agreements, representations or warranties.
     10.5 Jointly Drafted. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by both of the Parties, and shall not be construed against either Party on the basis of that Party’s role in drafting this Agreement.
     10.6 Further Assurances. In connection with this Agreement, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement.
     10.7 Successors and Assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
     10.8 No Third Party Beneficiaries. Nothing in this Agreement (except as provided in Article VI) shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract.

     10.9 Relationship of the Parties. Except as provided in Section 3.1, nothing in this Agreement shall be construed to create a partnership or joint venture.
     10.10 No Waiver. A Party to this Agreement may decide not to require, or fail to require, full or timely performance of any obligation arising under this Agreement. The decision not to require, or failure of a Party to require, full or timely performance of any obligation arising under this Agreement (whether on a single occasion or on multiple occasions) shall not be deemed a waiver of any such obligation. No such decisions or failures shall give rise to any claim of estoppel, laches, course of dealing, amendment of this Agreement by course of dealing or other defense of any nature to any obligation arising hereunder.
     10.11 Amendments. This Agreement may be amended or modified only in a writing signed by both Parties that specifically references this Agreement.
     10.12 Time of the Essence. Time is of the essence with respect to each obligation arising under this Agreement.
     10.13 Unenforceability. In the event any provision of this Agreement, or the application of such provision to any person or set of circumstances, shall be determined to be invalid, unlawful or unenforceable to any extent for any reason, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.
     10.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute but a single agreement.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly adopted by them as of the date set forth above.

“MANAGER”

ENSOURCE ENERGY COMPANY LLC

By:

Name:

Title:

Date:

“EEP”

ENSOURCE ENERGY PARTNERS LP

By:	Ensource Energy Company LLC

By:

Name:

Title:

Date:

EXHIBIT A
Manager’s Insurance
     Manager shall at all times, during the term of this Agreement, procure and maintain with responsible insurance companies, the following minimum types and coverages of insurance, and shall name as an additional insured (other than with respect to worker’s compensation insurance) EEP and the Fund, together with a full waiver of subrogation against EEP and the Fund with respect thereto:
1.	Workers Compensation Insurance and Employers Liability Insurance in compliance with all applicable federal and state laws where EEP operates.
2.	Onshore Property Physical Damage Insurance — replacement cost insurance with $7,500 deductible per occurrence. Like kind and quality.
3.	Directors and Officers Liability Insurance with aggregate limit of $10 million, Employment Practices claims deductible of $75,000, Securities Claims deductible of $150,000, all other claims deductible of $150,000.
4.	Comprehensive General Liability Insurance with combined single limit of not less than $1 million per occurrence, $2 million in the aggregate and $50,000 deductible. This policy shall be endorsed to provide coverage for: explosion, collapse and underground damage hazards to property of others contractual liability, disposal well operations, Louisiana pollutant and pollutions examples, maritime operations and products and completed operations.
5.	Fidelity insurance with a policy limit of not less than $2.5 million, with a deductible of not more than $100,000.
EXH-A-1

EXHIBIT B
Dispute Resolution
1. Mediation. Either Party may initiate non-binding mediation by sending notice in writing to the other Party identifying the issues in dispute and requesting that they be resolved through mediation and proposing a neutral mediator. The Party receiving the request for mediation shall have 7 business days after receipt of the request to accept or reject the mediation request and to respond to the initiating Party’s suggestion of a mediator.
2. Binding Arbitration.
     (a) Any dispute arising out of or relating to this Agreement, including claims sounding in contract, tort, statutory or otherwise (a “Dispute”), shall be settled exclusively and finally by arbitration in accordance with this EXHIBIT B.
     (b) Such arbitration shall be governed by and conducted pursuant to the Commercial Arbitration Rules of JAMS (collectively, the “Rules”).
     (c) The arbitrator shall permit discovery and rule on matters of confidentiality in accordance with Delaware law unless otherwise provided in the Rules.
     (d) All arbitration proceedings hereunder shall be conducted in Houston, Texas, San Francisco, California or such other location as the parties to such Dispute shall mutually agree.
     (e) All arbitration proceedings hereunder shall be before one arbitrator, which arbitrator will be a retired Texas or California state court judge or a retired Federal district court judge.
     (f) In deciding the substance of the Dispute, the arbitrator shall refer to the substantive laws of the State of Delaware for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction).
     (g) The arbitrator shall conduct an initial hearing as soon as reasonably practicable, and render a final decision completely disposing of the Dispute that is the subject of such proceedings as soon as reasonably practicable but in no event later than 15 days after the final hearing.
     (h) Notwithstanding any other provision in this Agreement to the contrary, the arbitrator shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Delaware law, or any other laws, or under the Rules.
     (i) The parties shall request that final decision of the arbitrator be in writing and set forth the reasons for such final decision, and if the arbitrator awards monetary damages to a party, contain a certification by the arbitrator that it has not included any consequential, incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by law, the arbitration proceeding and the arbitrator’s decision and award shall be maintained in confidence
EXH-B-1

by the parties and the parties shall instruct the arbitrator to likewise maintain such matters in confidence.
     (j) The fees and expenses of the arbitrator shall be borne equally by the parties, but the decision of the arbitrator may include such award of the arbitrator’s expenses and of other costs.
     (k) The decision and award of the arbitrator shall be binding and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.
EXH-B-2